CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 975-5630

PENNSYLVANIA COMMERCE BANCORP
DEPOSITS INCREASE 25%

October 19, 2005 - Camp Hill, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ National Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased earnings, deposits, assets and loans for the third quarter of 2005, announced Gary L. Nalbandian, Chairman of the bank holding company.

THIRD QUARTER FINANCIAL HIGHLIGHTS
SEPTEMBER 30, 2005

			%
			Increase(1)

* Total Assets:	$1.59	Billion	32%

* Total Deposits:	$1.41	Billion	25%

* Total Loans (net):	$753	Million	23%

* Total Revenues:	$17.0	Million	15%

* Net Income:	$2.3	Million	6%

* Diluted Net Income Per Share:	$0.36		(16)%

(1) Compared to Third Quarter Ended September 30, 2004

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total revenues grew by 15% for the third quarter of 2005 to $17.0 million.

➢	Net interest income increased by 7% for the third quarter, despite margin compression to 3.74% caused by the flattening yield curve.

➢	Net income increased by 6% for the third quarter and by 16% for the first nine months of 2005.

➢
Earnings per share were $0.36 for the third quarter, down from $0.43 for the same period one-year ago due to a 26% increase in the number of total shares outstanding as a result of our public stock offering in the fourth quarter of 2004.

➢	Core deposits grew $265 million, or 24%, over the previous 12-month period.

➢	Non-interest bearing demand deposits increased 27% over the past 12 months.

➢	Comparable Store Core Deposit Growth was 17% for all stores open 2 years or more.

➢	Net loans grew $142 million, or 23%, for the prior 12 months to $753 million.

➢	Book value per share increased 21% over the past year to $15.06.

➢	Stockholder’s Equity increased $28.9 million, or 47%, to $90.8 million.

Income Statement

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands, except per share data)

Total Revenues:	$17,029	$14,832	15%	$48,954	$42,743	15%

Total Expenses:	13,337	10,890	22	36,613	31,456	16

Net Income:	2,325	2,198	6	7,341	6,307	16

Diluted Net Income Per Share:	$0.36	$0.43	(16)	$1.15	$1.24	(7)

Balance Sheet

	9/30/2005	9/30/2004	% Increase
	(dollars in thousands)

Total Assets:	$1,587,394	$1,205,181	32%

Total Loans (net):	753,306	611,088	23

Core Deposits:	1,353,800	1,088,586	24

Total Deposits:	1,405,601	1,124,906	25

Shareholder Returns

	As of September 30, 2005

	Commerce	S & P Index

1 Year	56%	12%

5 Years	26%	-1%

10 Years	25%	9%

Deposits

The Company’s deposit growth continues with total deposits at September 30, 2005 reaching $1.4 billion, a $281 million, or 25%, increase over total deposits of $1.1 billion one year ago. Core deposits grew by $265 million, or 24%, over the previous 12 months.

	9/30/2005	9/30/2004	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,353,800	$1,088,586	$265,214	24%

Total Deposits:	$1,405,601	$1,124,906	$280,695	25%

Core Deposits

Core deposit growth by type of account is as follows:

				3rd Qtr 2005	Annual
	9/30/2005	9/30/2004	$ Increase	Cost of Funds	Growth %
	(dollars in thousands)

Demand Non-Interest	$240,234	$189,636	$50,598	0.00%	27%

Demand Interest	569,656	425,470	144,186	2.53	34

Savings	362,360	302,380	59,980	1.65	20

Subtotal	1,172,250	917,486	254,764	1.68%	28%

Time	181,550	171,100	10,450	3.00	6

Total Core Deposits	$1,353,800	$1,088,586	265,214	1.88%	24%

Core deposits, excluding time deposits, grew 28% for the prior 12 months.

Net Income and Net Income Per Share

Net income totaled $2.3 million for the third quarter of 2005, up $127,000, or 6%, over net income of $2.2 million as reported for the third quarter of 2004.

Net income per share on a fully diluted basis for the third quarter was $0.36, vs. $0.43 recorded for the same period a year ago. Net income per share for the third quarter of 2005 reflects the impact of a 26% increase in the number of total shares outstanding in the third quarter of 2005 versus the same period one year ago as a result of our public stock offering in the fourth quarter of 2004.

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands, except per share data)

Net Income:	$2,325	$2,198	6%	$7,341	$6,307	16%

Diluted Net Income
Per Share:	$0.36	$0.43	(16)%	$1.15	$1.24	(7)%

For the first nine months of 2005, net income totaled $7.3 million, up $1.0 million, or 16%, over net income of $6.3 million for the first nine months of 2004. On a diluted per share basis, net income for the first nine months of 2005 was $1.15 compared to $1.24 for the first nine months of 2004. Net income per share for the first nine months was also impacted by the additional shares outstanding as described above.

Total Revenues

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$17,029	$14,832	15%	$48,954	$42,743	15%

Total revenues (net interest income plus non-interest income) for the third quarter increased $2.2 million to $17.0 million, a 15% increase over the third quarter of 2004. Total revenues for the first nine months of 2005 increased by $6.2 million, also a 15% increase, over the same period in 2004.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter 2005 of $12.7 million represented a 7% increase over the $11.9 million recorded a year ago. For the first nine months of 2005, net interest income totaled $37.8 million, up $3.3 million, or 9%, over the $34.5 million recorded in the first nine months of 2004. The Company’s strong core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income.

The net interest margin for the third quarter of 2005 was 3.74% compared to 4.23% for the third quarter 2004. The net interest margin for the first nine months of 2005 was 3.89%, compared to 4.33% for the first nine months of 2004. The decrease is primarily the result of the flattening yield curve, which has occurred over the past 12 months.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued strong growth of core deposits.

	Net Interest Income
September	Volume	Rate	Total	%
2005 vs. 2004	Increase	Change	Increase	Increase
	(dollars in thousands)

Quarter	$2,190	$(1,328)	$862	7%

First Nine Months	$7,150	$(3,884)	$3,266	9%

Non-Interest Income

Non-interest income for the third quarter of 2005 increased to $4.3 million from $2.9 million a year ago, a 45% increase. Non-interest income for the first nine months of 2005 was $11.2 million, a 36% increase over the $8.3 million earned in the first nine months of 2004. The growth in non-interest income for the third quarter was reflected in increased deposit charges and service fees, other operating income and net investment securities gains as more fully depicted below:

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2005	2004	% Increase	2005	2004	% Increase
	(dollars in thousands)
Deposit Charges
& Service Fees	$3,246	$2,707	20%	$8,959	$7,465	20%

Other Income	425	242	76	1,438	786	83

Subtotal	$3,671	$2,949	24	$10,397	$8,251	26

Net Investment Securities Gains	613	0		799	0

Total Non-Interest Income	$4,284	$2,949	45%	$11,196	$8,251	36%

Non-Interest Expenses

Non-interest expenses for the third quarter of 2005 were $13.3 million, up 22% from $10.9 million a year ago. Non-interest expenses for the first nine months of 2005 were $36.6 million, up 16% from $31.5 million a year ago. The increases in non-interest expenses for both the quarter and the first nine months of 2005 were widespread across all categories and include the impact of new store growth during the fourth quarter of 2004 as well as the second and third quarters of 2005.

Lending

Loans increased $142 million, or 23%, to $753 million from $611 million a year ago, and the growth was represented across all loan categories.

The composition of the Company’s loan portfolio is as follows:

	Loan Composition

	9/30/2005	% of Total	9/30/2004	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$212,553	28%	$158,941	26%	$53,612	34%

Consumer	138,646	18	99,576	16	39,070	39

Commercial Real Estate	318,729	42	270,422	44	48,307	18

Residential	92,230	12	89,324	14	2,906	3

Gross Loans	762,158	100%	618,263	100%	143,895	23%

Less: Reserves	(8,852)		(7,175)		(1,677)

Net Loans	$753,306		$611,088		$142,218	23%

Asset Quality

Asset quality continues to be strong as non-performing assets at September 30, 2005 totaled $2.1 million, or 0.13%, of total assets, versus $2.4 million, or 0.20%, of total assets one year ago.

The Company’s asset quality results are highlighted below:

	Nine Months Ended

	9/30/2005	9/30/2004

Non-Performing Assets/Assets	0.13%	0.20%
Net Loan Charge-Offs	0.06%	0.13%
Loan Loss Reserve/Gross Loans	1.16%	1.16%
Non-Performing Loan Coverage	458%	436%
Non-Performing Assets/Capital
and Reserves	2%	4%

Investments

The Company’s investment portfolio increased by 41%, to $687 million from $487 million one year ago, with 57% of this total in the available for sale portfolio and 43% in the held to maturity portfolio. The investment portfolio, consisting mainly of high quality U.S. Government agency and mortgage-backed obligations, has a weighted average yield of 5.04% and a current duration of 4.5 years as of September 30, 2005.

Capital

Stockholders’ equity at September 30, 2005 totaled $90.8 million, an increase of $28.9 million, or 47%, over stockholders’ equity of $61.9 million at September 30, 2004. Return on average stockholders’ equity (ROE) for the third quarter and nine months ending September 30, 2005 and 2004 is shown in the table below:

Return on Equity

Three Months Ended		Nine Months Ended
September 30		September 30

2005	2004	2005	2004

10.15%	15.75%	11.08%	15.91%

ROE for the third quarter and first nine months of 2005 reflects the impact of the additional capital raised by the Company during the fourth quarter of 2004.

The Company’s capital ratios at September 30, 2005 were as follows:

	Commerce	Regulatory Guidelines“Well Capitalized”
Leverage Ratio	7.32%	5.00%
Tier 1	10.31	6.00
Total Capital	11.16	10.00

New Stores and Expansion Plans

➢	On July 30, 2005, the Company opened its 26th store, located on West Cumberland Street in Lebanon County.

➢	On August 13, 2005, the Company opened its 27th store, located on State Hill Road in Wyomissing, Berks County.

➢	The Central Penn Business Journal has named Commerce one of Central Pennsylvania’s Top Fifty Fastest Growing Companies for the 9th year in a row.

➢	Commerce serves customers in Cumberland, Dauphin, Lebanon, York, and Berks counties.

➢	The Company plans to expand into the Lancaster County market in 2006.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.